SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985.801.5117
craig.hubbard@scppool.com

FOR IMMEDIATE RELEASE

SCP POOL CORPORATION REPORTS FIRST QUARTER RESULTS

_________________

COVINGTON, La. (April 24, 2003) – SCP Pool Corporation (the “Company” or “SCP”) (Nasdaq/NM: POOL) today reported results for the first quarter of 2003.

Net sales for the three months ended March 31, 2003 increased $25.0 million, or 15%, to $196.4 million, compared to $171.4 million in the first quarter of 2002. Base business growth of 6% contributed $10.3 million to the increase, while service centers acquired from Fort Wayne Pools, Inc. in August 2002 and service centers consolidated with the acquired locations accounted for the remaining increase. Same store sales growth was also 6% in the first quarter of 2003.

Gross profit for the three months ended March 31, 2003 increased $9.0 million, or 21%, to $52.5 million from $43.5 million in the same period in 2002. This increase was primarily due to the increase in net sales. Gross profit as a percentage of net sales (gross margin) increased 130 basis points to 26.7% in the first quarter of 2003 from 25.4% in the comparable 2002 period. The base business gross margin improved 90 basis points to 26.2% in 2003 from 25.3% in 2002 primarily due to our reconciliation of vendor rebates and improved selling and purchasing practices. The remaining increase in gross margin is attributable to the Fort Wayne acquired business.

Operating expenses in the three months ended March 31, 2003 increased $9.8 million, or 25%, to $49.0 million from $39.2 million in the first quarter of 2002. Operating expenses as a percentage of net sales increased 200 basis points to 24.9% in 2003 from 22.9% in 2002. Base business operating expenses as a percentage of net sales increased 120 basis points to 23.5% in 2003 from 22.3% in 2002 primarily due to additional payroll, incentive compensation and other supporting expenses that increased at a rate faster than the increase in seasonal net sales in the first quarter of 2003.

Earnings per share for the first quarter of 2003 decreased to $0.06 per diluted share on net income of $1.5 million, compared to $0.07 per diluted share on net income of $1.9 million last year, primarily due to the dilutive effect of the Fort Wayne Acquisition as a result of the accentuated seasonality of its network which is predominantly located in northern markets (see addendum).

Cash used in operations in the first quarter of 2003 was $32.7 million compared to cash used in operations of $19.3 million in the same period in 2002. This $13.4 million increase is primarily due to the $12.6 million increase in accounts receivable between periods.

“Our season is off to a solid start. The seasonally dilutive impact of the Fort Wayne Acquisition was as expected and the efforts to integrate it together with our continuous investments to enhance our infrastructure and our value proposition are expected to yield positive results in 2003 and beyond. Our first quarter represented a positive first step despite the extended cold weather in most northern markets,” commented Manuel Perez de la Mesa, President and CEO.

POOL Reports First Quarter 2003 Results

April 24, 2003

At March 31, 2003, 170 service centers were included in the base business calculations. Of the excluded service centers, eight were acquired within the last 15 months and 13 were existing service centers that were consolidated with acquired locations. In addition to the 21 service centers excluded from the base business calculations, the same store calculations also excluded ten new service centers open less than 15 months and 14 locations affected by new service center openings in the immediate market areas within the last 15 months.

SCP Pool Corporation is the world’s largest wholesale distributor of swimming pool supplies and related products. As of April 24, 2003, the Company distributes more than 60,000 national brand and private label products to over 45,000 customers through 191 service centers in North America and Europe. For more information about SCP, please visit www.scppool.com.

This news release includes “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in the Company’s 2002 Form 10-K filed with the Securities and Exchange Commission.

POOL Reports First Quarter 2003 Results

April 24, 2003

Consolidated Statements of Income

(Unaudited)	Three Months Ended
(In thousands, except per share data)	March 31,
	2003	2002

Net sales	$196,388	$171,354
Cost of sales	143,865	127,852

Gross profit	52,523	43,502
Percent	26.7%	25.4%

Selling and administrative expenses	49,003	39,171

Operating income	3,520	4,331
Percent	1.8%	2.5%

Interest expense	1,085	1,213

Income before income taxes	2,435	3,118
Provision for income taxes	951	1,216

Net income	$1,484	$1,902

Earnings per share
Basic	$0.06	$0.08
Diluted	$0.06	$0.07

Weighted average shares outstanding
Basic	23,563	25,005
Diluted	24,575	26,137

POOL Reports First Quarter 2003 Results

April 24, 2003

Condensed Consolidated Balance Sheets

(Unaudited)
(In thousands)	March 31,	March 31,
	2003	2002

Assets
Current assets
Cash and cash equivalents	$3,086	$7,255
Receivables, net	122,629	99,779
Product inventories, net	236,483	215,077
Prepaid expenses	6,539	5,829
Deferred income taxes	1,613	2,897

Total current assets	370,350	330,837

Property and equipment, net	21,720	16,141
Goodwill	107,883	73,831
Intangible assets, net	8,155	5,901
Other assets, net	2,141	1,105

Total assets	$510,249	$427,815

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	176,411	153,284
Accrued and other current liabilities	14,572	11,879
Short-term financing	45,595	—
Current portion of long-term debt and note payable	885	1,091

Total current liabilities	237,463	166,254

Deferred income taxes	12,542	5,541
Long-term debt, less current portion	115,650	108,000
Other long-term liabilities	3,542	—

Total stockholders’ equity	141,052	148,020

Total liabilities and stockholders’ equity	$510,249	$427,815

1.	At March 31, 2003, the estimated accounts receivable and inventory balances from the acquired Fort Wayne operations were $12.8 million and $29.5 million, respectively.

2.

The allowance for doubtful accounts (AFDA) was $3.0 million in 2003 and $2.9 million in 2002. The AFDA represented 55% and 58% of the accounts receivable greater than 60 days past due in March 2003 and March 2002, respectively.

3.	The inventory reserve was $3.2 million in 2003 and $4.3 million in 2002. Estimated slowest moving class 13 inventory decreased by 25% from March 2002 to March 2003.

POOL Reports First Quarter 2003 Results

April 24, 2003

Condensed Consolidated Statements of Cash Flows

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2003	2002

Operating activities
Net income	$1,484	$1,902
Adjustments to reconcile net income to net cash used in
operating activities	2,342	2,064
Changes in operating assets and liabilities, net of effects
of acquisitions
Receivables	(52,227)	(39,648)
Product inventories	(52,820)	(34,021)
Accounts payable	83,104	57,697
Other assets and liabilities	(14,626)	(7,247)

Net cash used in operating activities	(32,743)	(19,253)

Investing activities
Acquisition of businesses, net of cash acquired	(80)	(28)
Purchase of property and equipment	(2,539)	(1,271)

Net cash used in investing activities	(2,619)	(1,299)

Financing activities
Net proceeds (payments) on revolving line of credit	(9,525)	23,000
Net proceeds from asset-backed financing	45,595	—
Net proceeds from short-term note	—	1,000
Issuance of common stock under stock option plans	339	386
Purchase of treasury stock	(3,336)	—

Net cash provided by financing activities	33,073	24,386
Effect of exchange rate changes on cash	243	(103)

Change in cash and cash equivalents	(2,046)	3,731
Cash and cash equivalents at beginning of period	5,132	3,524

Cash and cash equivalents at end of period	$3,086	$7,255

POOL Reports First Quarter 2003 Results

April 24, 2003

Addendum

(In thousands)	Base Business		Acquisitions		Total
	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	March 31,		March 31,		March 31,
	2003	2002	2003	2002	2003	2002

Net sales	$175,421	$165,088	$20,967	$6,266	$196,388	$171,354

Gross profit	46,030	41,812	6,493	1,690	52,523	43,502
Gross margin	26.2%	25.3%	31.0%	27.0%	26.7%	25.4%

Selling and operating expenses	41,346	36,858	7,657	2,313	49,003	39,171
Expenses as a % of net sales	23.5%	22.3%	36.5%	36.9%	24.9%	22.9%

Operating income (loss)	4,684	4,954	(1,164)	(623)	3,520	4,331
Operating margin	2.7%	3.0%	(5.6)%	(9.9)%	1.8%	2.5%

Beginning in the fourth quarter of 2002, we began calculating our “base business” growth, which is consistent with measures used by other distributors. We believe the base business measure is useful to explain the period to period changes in our operating results. We calculate base business growth by excluding the following service centers from the calculation for 15 months:

  Service centers acquired within the past 15 months ;
  Service centers consolidated with acquired service centers; and
  New service centers opened in new markets in the past 15 months.

The base business calculation differs slightly from the same store calculation because base business includes (i) new service centers opened in existing markets and (ii) service centers affected due to their location in the immediate market areas of newly opened or acquired locations. Additionally, we allocate overhead expenses to the base business by considering base business net sales as a percentage of total net sales.

The effect of acquisitions in the table above includes the operations of the following:

  Fort Wayne Pools - January 2003 through March 2003
  Service centers consolidated with Fort Wayne locations - January 2003 through March 2003 and January 2002 through March 2002
  Capital Pools (Canada) - January 2003 and January 2002